SECOND AMENDED AND RESTATED DEVELOPMENT AND MANUFACTURING AGREEMENT

Between

PLANTRONICS B.V.

and

GOERTEK, INC.

*** Certain information in this Agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

This SECOND AMENDED AND RESTATED DEVELOPMENT MANUFACTURING AGREEMENT (this "Agreement") is made and entered into as of March 20, 2009 (the “Effective Date”)  between:  PLANTRONICS B.V., a Netherlands corporation, with principal offices at Southpoint, Building C, Scorpius 140, 2132 LR  Hoofddorp, the Netherlands ("Plantronics") and, for certain limited purposes as set forth herein  Plantronics Communications Technology (Suzhou) Co. Ltd. (“Plantronics PCH”), and  GoerTek, Inc. , a Chinese business entity , acting on behalf of itself and its Affiliates, with its principal place of business located at No. 268 Dong Fank Road; Hi Tech Industry Development District; Wei Fang, Shandong 266031. (“GoerTek ”).

RECITALS

A.       Plantronics has developed one or more custom and unique wireless communication products and intends to design in the future other custom and unique wireless communication products.

B.        Plantronics from time to time wishes to have GoerTek to develop one or more custom and unique wireless communication products solely for Plantronics.

C.        Plantronics intends to  cause Plantronics PCH to transfer to GoerTek certain “Production Equipment” (as defined below) located in China and the right to manufacture the “Transferred Products” (as defined below);

D.        GoerTek intends to acquire such Production Equipment and to manufacture Products (as defined below) for Plantronics pursuant to the provisions of this Agreement;

E.        GoerTek, in addition to its development and manufacturing obligations, is also willing to undertake the packaging obligations for the Products.

F.        Plantronics and its affiliated companies intend to purchase and GoerTek is willing to sell production quantities of the Products manufactured by GoerTek.

G.        On July 15, 2006, the parties signed the Development Manufacturing Agreement (the “Original Agreement”), and on November 21, 2007, the parties amended the Original Agreement by signing an Amended and Restated Development Manufacturing Agreement (the “First Amended and Restated Agreement”);

H.       On March 9, 2009, the parties signed a Term Sheet which set forth an agreement in principle under which the First Amended and Restated Agreement would be amended and restated through execution of this Agreement to reflect the terms, conditions and intent of the Term Sheet.

I.        The First Amended and Restated Agreement, as amended and restated by this Second Amended and Restated  Agreement, shall be deemed effective from March 20, 2009 and shall remain in effect until the expiration of the Initial Term (as defined in Article 16).

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURPOSES OF THE AGREEMENT

1.1.	General Framework. The purposes of this Agreement are:

(a)	To ensure the timely development and certification of new Products by GoerTek for Plantronics.

(b)
To provide for the transfer of the Production Equipment to GoerTek, the manufacture of the Transferred Products and to ensure the timely development of the manufacturing processes necessary for the manufacture of the Products.

(c)	To define the agreement, development model, quality standards and specifications on the Products manufactured by GoerTek for Plantronics.

(d)	To provide for the sale by GoerTek to Plantronics of Products manufactured by GoerTek for Plantronics.

(e)	To define the rights and obligations of the parties in the intellectual property developed or transferred pursuant to this Agreement.

(f)
In the event of a dispute between the parties as to their respective rights and obligations, to define the methods and procedures which will guide them as they work to resolve any and all such disputes.

1.2.	Development and Manufacturing Models

JDM (Joint Development Manufacturing) model. Plantronics provides industrial design, product features, performance, price and /or other requirements to GoerTek for development of the Products.  This includes products developed by Plantronics for GoerTek to modify to create new Products for Plantronics.

ODM (Original Development Manufacturing) model. GoerTek initiates the development of Products for Plantronics and offers Plantronics the right  to select the Products for purchase.  Plantronics may provide to GoerTek requirements on industrial design, product features, performance, price and /or other requirements to finalize or develop Products for Plantronics.

Bulk Pack or Retail Pack. GoerTek shall develop packaging materials for the Products and package the Products according to the requirements of Plantronics.

2.	DEFINITIONS

2.1.	“Affiliate” means any entity or association directly, or indirectly through one or more intermediaries, which controls or is controlled by, or is under common control with, with the person specified.

2.2.	“Development Completion Date” means the date upon which Plantronics accepts the Final Samples delivered by GoerTek as set forth in the applicable Development and/or Manufacturing Program.

2.3.
“Development and Manufacturing Program” means the program for development and manufacturing of a Product.  Each Development Program will be  attached as one or more  Exhibits to this Agreement and will incorporate all relevant information pertaining to the relevant Product, which may include, without limitation:  Development Schedule, Product Specifications and Tooling Specifications, Purchase Terms, Long Lead Time Components, Plantronics Qualified Suppliers and Quality Requirements.

2.4.	“Development Schedule” means the schedule for the development of a Product under the applicable Development and/or Manufacturing Program.

2.5.
“Final Samples” means the finalized Product as set forth in the applicable Development and/or Manufacturing Program, to be delivered to and used by Plantronics, for qualification testing in accordance with the final Milestone of a Development Schedule.

2.6.	“Milestone” means each phase of the Development Schedule of a Development and/or Manufacturing Program.

2.7.	“Plantronics PCH” shall mean Plantronics Communications Technology (Suzhou) Co. Ltd.

2.8.	“Plantronics Test Equipment” means electrical test equipment or fixtures that Plantronics may provide to GoerTek for electrical testing or trouble shooting of Products.

2.9.	“Production Equipment” shall mean any production equipment, production lines, research and development equipment, and factory tooling that GoerTek purchases from Plantronics PCH under this Agreement.

2.10.
“Products” mean any products or parts developed and/or manufactured by GoerTek in accordance with  this Agreement and the Schedules hereto which conform to the Specifications in the applicable Development and/or Manufacturing Program. The defined term “Products” shall include (i) the “Current Bluetooth Headsets” (as defined below);  (ii)  any new Bluetooth product development, including the Diamond product (collectively, “NPD”); and (iii) all related Bluetooth accessories and spares (collectively, the “Accessories”).  The Current Bluetooth Headsets are defined as the following products: Warhol (E230), Ruby (Discovery 925), Aruba (Voyager 520), Lego (E 390, E380), and Bora Bora (Voyager Pro).

2.11.	“Purchase Order” means an order for the purchase of Products.

2.12.	“ROHS” means Restriction of Hazardous Substance directives.

2.13.	“Samples” means, with respect to a Product, the partially tested devices which are delivered to Plantronics, upon its request, prior to delivery of fully tested Final Samples.

2.14.	“Specifications” means the form, fit and function descriptions and specifications for a Product described in the specifications document of the applicable Development and/or Manufacturing Program.

2.15.
“Test Specifications” means the functional and parametric tests to be performed on a Product for the purpose of accepting or rejecting it as set forth in the applicable Development and/or Manufacturing Program.

2.16.	“Transferred Products” shall collectively mean the Current Bluetooth Headsets, NPD and the Accessories.

2.17.	“Tooling” means the molds used for the manufacture of the component plastic parts of a Product that is customized for Plantronics or is transferred Production Equipment.

2.18.
“Web Supplier Program” means a web based tool used by Plantronics to enable its  suppliers to manage Plantronics’ inventory requirements.  The Web Supplier Program provides GoerTek with information on Plantronics’ inventory to enable GoerTek   to manage accordingly.

        2.19 “WEEE” means Waste Electrical and Electronics Equipment directives.

3.	MANAGEMENT GROUP

3.1. Supervision by Management Group. The parties shall supervise their performance under this Agreement through periodic management meetings.  The meetings will be conducted by a selected group of key management personnel from both parties (the “Management  Group”), the representatives of which shall be identified and their contact information shall be specified in Appendix B to this Agreement.

3.2 Dispute Resolution by Management Group.  Both parties acknowledge and agree that they must cooperate in order to ensure that the purposes of this Agreement are achieved. GoerTek and Plantronics shall cooperate fully with one another in connection with all matters related to their performance of this Agreement.  In the event of dispute between the parties, the Management Group shall diligently pursue resolution of such dispute on terms that are reasonably intended to achieve for both parties the purposes of Agreement.  If the parties are unable, despite reasonable efforts to resolve any dispute, the differences between the parties shall be resolved under the procedures set out in Section 24.

4.
COMPENSATION FOR DEVELOPMENT OF PRODUCT.  Plantronics shall pay to GoerTek the fixed sum, Non-Recurring Engineering (NRE) and Tooling Charge, in accordance with fees identified in the applicable Development and/or Manufacturing Program. For purposes of clarification, Plantronics shall not pay any compensation to GoerTek with regard to and development related to the Transferred Products., with the exception of the NPD products (excluding the Diamond Product)  GoerTek will not receive any other compensation for its development efforts under this Agreement unless specifically agreed otherwise in writing by Plantronics.

               5.    DESIGN AND MANUFACTURING CHANGES

     5.1  Design Changes Requested by Plantronics or GoerTek.  Either party may, at any time during the term of this Agreement, request necessary changes to the Specifications.  Either party may submit a request in writing to the other party for a change to the Specifications. GoerTek must provide to Plantronics detail of change requested, a detail cost impact analysis and an estimate of any schedule change resulting from a request to change the Specifications.

         5.2  Design Changes Affecting Development Schedule.  Plantronics must approve any changes in the Development Schedule or Plantronics’ purchase price for the Product. GoerTek must provide to Plantronics a detailed cost impact analysis and an estimate of any schedule change resulting from a request to change the Specifications.

         5.3  Changes in Manufacturing Process or Location.  GoerTek must not make any change to its manufacturing process or location (currently located at Weifang, China) without prior written approval from Plantronics. GoerTek shall notify Plantronics a minimum of 6 months in advance of any manufacturing process or location change to provide sufficient lead time for Plantronics to do qualification, including samples qualification on Products.

6.	PURCHASE OF PRODUCTION EQUIPMENT

6.1
Purchase of Production Equipment.    GoerTek shall have the right (but not the obligation) to purchase from Plantronics  PCH  any  Production Equipment that GoerTek  may reasonably need to fulfill this Agreement. The parties intend that GoerTek shall purchase all of the Production Equipment it may need from Plantronics PCH rather than obtaining or using such equipment from other sources. GoerTek shall purchase such Production Equipment at “Net Book Value” (as defined in Section 6.2 below).  For purposes of clarification, Plantronics PCH shall offer to transfer all of its factory tooling to GoerTek and GoerTek shall have the option to purchase any of such tooling at a price based upon Net Book Value.  With respect to any Plantronics tooling that is in the possession of its suppliers, Plantronics shall transfer any of such tooling that GoerTek may need but Plantronics shall continue to own such tooling. The transfer of all tooling shall be handled through the Transfer Plan.

6.2
Net Book Value & Taxes.   The “Net Book Value” of the Production Equipment shall mean the net book value as recorded in Plantronics accounting records in United States Dollars  under United States GAAP as of February 28, 2009, less normal depreciation recorded under United States GAAP from the period February 28, 2009 to the purchase date plus any additions, if any, from the period February 28, 2009 through the date of purchase.  GoerTek shall exercise its right to purchase from Plantronics any Production Equipment by June 30, 2009.

For purposes of clarification, Plantronics and GoerTek shall reasonably negotiate the purchase price of the Production Equipment based upon the Net Book Value. GoerTek shall pay all taxes and duties (including VAT transfer taxes) associated with its purchase of the Production Equipment. For purposes of clarification, this will not include any taxes related to any tax credits that Plantronics may have received from the Chinese government in connection with the establishment of its Chinese facility or the original purchase of the Production Equipment.

6.3
Payment of Logistics Costs.   GoerTek shall pay all of the logistics costs related to the transfer of the Production Equipment under the Transfer Plan as set forth on Exhibit E hereof. The parties shall mutually agree as to the costs that shall be set forth on Exhibit E. Plantronics shall use its best efforts to cause its suppliers to transfer the tooling and other required Production Equipment to GoerTek. For purposes of clarification, in the event Plantronics is unable to transfer any tooling necessary for the manufacture of the Transferred Products, GoerTek shall pay the costs of repeat tooling up to a maximum amount of $80,000.  The parties intend that the transfer of the Transferred Products shall be completed within four months after Plantronics directs  GoerTek to begin manufacturing production.

6.4
Repurchase Option.  Upon the termination of this Agreement,  Plantronics shall have the option to repurchase any tooling equipment that it sold to GoerTek at the same price that GoerTek paid for such equipment. With respect to supplier tooling (i.e., where Plantronics has retained title to the tooling), Plantronics may require that GoerTek either return such tooling or destroy it.

6.5
Sale of Inventory.  GoerTek hereby agrees to purchase all of Plantronics raw materials and components of the Transferred Products  at the most updated pricing that Plantronics paid its suppliers. In the event that any such inventory is more than ten (10) weeks  old, Plantronics and GoerTek shall negotiate a fair and reasonable price in good faith.  Plantronics shall use its best efforts to support GoerTek’s vertical integration starting on August 1, 2009.

7.           PRODUCT MARKING

7.1   Marking.  GoerTek will mark each Product with a unique sequential serial number, the date of manufacturing, and the technical revision on bottom of the product housing, as well as any other markings as required in the Specifications of each Development and Manufacturing Program.

7.2   Country of Origin.  GoerTek will mark each Product with country of origin as required by the customs authorities of the country where the Products will be delivered to Plantronics.  GoerTek will provide to Plantronics these certificates of origin of the Product as are reasonably requested by Plantronics.

7.3   No Other Marks.  Except for marking Products as provided in this Section 7, GoerTek will not use any trademark, trade name, trade dress or any name, picture, or logo which is commonly identified with Plantronics or any of its parent, subsidiary or affiliate companies without the express written permission of Plantronics.  GoerTek will completely remove the marking or name on a Product which has not been authorized by Plantronics.

8.
USER GUIDE AND RELATED RETAIL PACK MATERIALS.  From time to time, Plantronics at its sole discretion may require GoerTek to develop and purchase retail pack materials and package the Products. GoerTek will complete such services according to the specifications and information provided by Plantronics. All such packaging materials must be pre-approved by Plantronics prior to production. In addition, if requested by Plantronics, GoerTek will provide all relevant information relating to the Product to enable Plantronics to create it own packaging and marketing materials for the Product.

9.           QUALITY

9.1  Conformance to Specifications.  GoerTek will manufacture Products to be 100% in conformance with the Specifications and Plantronics' quality acceptance requirements as identified in the each Development and/or Manufacturing Program or other documentation as provided by Plantronics. GoerTek will only use components and materials that are qualified and approved by Plantronics on manufacturing of Products. GoerTek will ensure that the Products meet quality acceptance requirements and functional tests as required in the applicable Development Manufacturing Program.  GoerTek must maintain an inspection procedure and quality assurance program for the Products to ensure compliance with the requirements under this Section 9.1.  GoerTek s failure to comply with quality requirements will be a material breach of this Agreement.  The quality requirements are set forth at Exhibit G hereof and as Exhibit G may hereafter be updated.

9.2
  Plantronics Testing Equipment.  Plantronics may provide to GoerTek, free of charge and at its sole discretion, electrical test equipment or fixtures solely to assist in testing and trouble shooting the Products.  If requested by Plantronics or if GoerTek ceases to manufacture the Products, GoerTek will deliver all Plantronics Test Equipment to Plantronics as listed in the Development and/or Manufacturing Program attached hereto.  GoerTek will surrender the Plantronics Test Equipment in its original condition, reasonable wear and tear resulting from use or passage of time excepted.

9.3  Source Inspection.  GoerTek will permit Plantronics to enter its premises, at reasonable times, for the purpose of inspecting and testing units of the Product and to check the materials and method of manufacture, assembly, labeling, testing and packaging in order to ensure that the same conform to the Specifications and the requirements of this Agreement.  GoerTek , without additional charge, will provide reasonable assistance to Plantronics to facilitate these inspections.  If GoerTek experiences problems with its suppliers which result in delays or inability to deliver Products to Plantronics or result in epidemic failures as described in Section 14.5, then GoerTek will notify and work with Plantronics to remedy these problems. GoerTek is solely responsible for any defect or other failure in the Product to meet the Specifications and requirements of this Agreement.  Plantronics may inspect Products delivered to it at any time. Plantronics will use its best efforts to cooperate with GoerTek in mitigating any quality issues that result from  any defects caused by Plantronics vendors.

9.4   Incoming Inspection.  Plantronics may inspect and test all Products prior to acceptance or rejection, and may refuse to accept Products which do not conform to the Specifications.  Plantronics may reject Product during the first 30 days after receipt.  GoerTek will replace all non-conforming Products within 30 days from the date received from Plantronics and will pay return shipping costs.  Plantronics’ payment for delivered Products does not constitute acceptance of those Products by Plantronics.

9.5   Process Review.  Plantronics has the right to review GoerTek 's manufacturing and quality assurance processes and to requalify the Product periodically upon notice to GoerTek . GoerTek will implement all necessary changes required by Plantronics based upon its review of GoerTek’s procedures.

9.6   Process Control Data.  Upon request GoerTek shall provide to Plantronics statistical process control data on critical processes and yield and failure analysis reports detailing the cause of the failure.  GoerTek shall provide these reports to Plantronics in a format and frequency mutually agreed upon by GoerTek and Plantronics.

9.7   Regulatory Approval.  GoerTek must obtain and maintain regulatory approvals and listings for the Product, if requested by Plantronics to do so in writing, including all required recurring compliance testing.

9.8   Compliance with Regulations.  GoerTek must comply with all laws, rules and regulations applicable to its performance of this Agreement, including those relating to hazardous materials, toxic substances. The Products must comply with RoHS and WEEE directives from regulatory organizations.

10.           PRODUCT PRICING

10.1  Price for Products . GoerTek will sell the Products (other than Transferred Products) to Plantronics at the per-unit price for each Product based on the pricing identified in the Development and/or Manufacturing Program for that Product  The pricing may be changed only upon a written statement signed by authorized representatives of both parties.  Plantronics will pay for the Products in United States Dollars.

10.2  No Additional Charges.  Plantronics’ purchase price for the Products will not include any additional amounts, without Plantronics’ prior written consent.

10.3  Sales Taxes.  Plantronics will pay applicable sales or use taxes, as well as any applicable import duties at the destination country.

10.4  Price Increase.   Any reasonable increases in prices require prompt notice to Plantronics with reason and details, and are subject to Plantronics’ prior written approval. Plantronics shall response within 5 days after receipt of GoerTek’s notice.

10.5  Pricing for Transferred Products; MFN.  Goertek shall provide Plantronics with the pricing for the Transferred Products as set forth at Exhibit F to this Agreement. GoerTek shall quote overhead and margin pricing for Diamond that shall not exceed such pricing for Ruby. During the Term of this Agreement,  GoerTek shall provide terms and conditions (pricing and otherwise) with respect to the manufacturing of the Transferred Products that, when taken as a whole, are no less favorable to Plantronics than those offered by GoerTek to any other customer on a worldwide basis irrespective of volume commitments.  If GoerTek grants to any third party pricing and/or other material terms (taken as a whole) with respect to the manufacturing of the Transferred Products that are more favorable than the pricing and/or other material terms (taken as a whole) offered to Plantronics pursuant to this Agreement, then GoerTek shall promptly make such more favorable pricing and terms available to Plantronics, which shall be made effective as of the date first offered to the other party.  Upon request, GoerTek shall provide Plantronics with a certificate to the effect that it is in compliance with this Section.

10.6. Reduction of Manufacturing Cost. *** Certain information in this section has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7. Plantronics Audit Right. Within thirty (30) days after the expiration of each calendar quarter, GoerTek shall provide Plantronics with a current bill of materials from its suppliers for each Transferred Product, together with all other reasonably necessary information, to demonstrate compliance with Section 10.6.  Plantronics shall have the right to audit such bill of materials and other information upon its request.

GoerTek shall have no obligation to provide such bill of materials with respect to any of its microphone or speaker products. With respect to such microphone and speaker products, Plantronics shall have the right to obtain pricing proposals for the manufacture of such products through a request for proposal directed to any reputable manufacturer. In the event that any response to such a request demonstrates that the pricing for the manufacture of such product is lower than that offered by GoerTek, GoerTek shall meet the price offered by such manufacturer. If GoerTek is unable to meet such price, then Plantronics shall have the right to purchase such products from the manufacturer.

10.8. Pricing for Spares and Accessories. Goertek will provide pricing for Spares and Accessories which is equal to BOM cost plus three percent (3%)  for handling.

11.           PURCHASE ORDERS AND RELEASES

11.1           Order Lead Time.  Order lead time is the number of days between the date Plantronics sends a purchase order to GoerTek and the date GoerTek delivers the Product to Plantronics’ delivery location. The order lead time for each Product is identified in the applicable Appendix or Exhibit.

11.2           Purchase Orders.

(a)
Web Supplier Purchases. Both parties shall mutually agree by each Product to be managed by Plantronics’ Web Supplier Program. A Joint Service Agreement shall be mutually executed by the parties prior to implementing the Web Supplier Program. Plantronics will issue a blanket Purchase Order for Products purchased in accordance with the Web Supplier Program.

(b)
Purchase Order Purchases.  All other purchases of Products will be initiated by Plantronics’ issuance of written Purchase Orders with signature of authorized representative sent by mail, facsimile or electronic transmission. The Purchase Orders will identify the part number and quantity of Product to be purchased, the delivery schedule, method of delivery, the destination and a confirmation of the price.

(c)	Fulfilling Purchase Orders. GoerTek will manufacture and ship Products only in accordance with purchase order releases placed by Plantronics.

11.3           Acknowledgments.  GoerTek is bound by all terms of each purchase order release placed by Plantronics under this Agreement unless GoerTek notifies Plantronics in writing of its objection to any terms or conditions contained in a purchase order.  GoerTek must provide its written objections to a purchase order within 3 days from the date of the purchase order. This Agreement sets forth the terms and conditions applicable to all issued Purchase Orders.  The term and conditions of this Agreement replace in their entirety any and all of the pre-printed Purchase Order terms and conditions appearing on the Purchase Order forms and on any order acknowledgment issued by GoerTek.  Upon acceptance by GoerTek , each Purchase Order constitutes a firm and binding contract consisting of the terms of: (1) this Agreement; (2) Appendixes and Exhibits to this Agreement; (3) any terms conspicuously typewritten on the face of the Purchase Order that are not inconsistent with the terms of this Agreement; and (4) any terms conspicuously written on the face of any written acceptance of such Purchase Order which are not inconsistent with the terms of this Agreement, the terms of the Exhibits and the terms of the Purchase Order.

11.4           Rescheduling.  Subject to different Purchase Terms under a Development and Manufacturing Program, Plantronics can change the shipping instructions, quantities or delivery dates specified in a purchase order release by delivering to GoerTek a written change order (“Change Order”).  Plantronics may reschedule out the quantities to be delivered under a purchase order released based on the schedule below without incurring any penalties:

Number of Days Advance Notice	Percentage of Scheduled Shipment That May Be Rescheduled Out
0 to 30 days	25%
31 to 60 days	50%
more than 60 days	Up to 100%

GoerTek will provide its best effort to meet Plantronics request for reschedule in the quantities to be delivered under a purchase order released.

11.5           Cancellation. Subject to different Purchase Terms under a Development and Manufacturing Program, Plantronics can cancel all or a part of a purchase order release by delivering to GoerTek a written Change Order. After receive of cancellation notice GoerTek shall make reasonable effort to stop production, cancel materials with its suppliers, and mitigate excess materials to other products as much as possible to reduce Plantronics liability. The percentage of a purchase order release that may be canceled and the number of days advance notice required is set forth below:

Number of Days Advance Notice	Percentage of Scheduled Shipment that May Be Canceled
0 to 30 days	Up to 0%
31 to 60 days	Up to 50%
More than 60 days	Up to 100%

11.6           Limitation of Cancellation Charges. Subject to different Purchase Terms under a Development and/or Manufacturing Program, in the event of cancellation of a purchase order, Plantronics' sole obligation shall be to accept and pay for scheduled finished Product at the stated unit price, to pay for actual costs incurred with respect to Products in process, materials purchased per lead time and to pay for the long lead time materials as provided in Exhibit which have been procured and are not cancelable with its suppliers. Both parties agree to negotiate such costs in good faith and that the cancellation charges will in no event exceed the value of the canceled purchase order.

11.7           Forecast.

(a)
If Plantronics’ inventory requirement for a Product is not available through Plantronics’ Web Supplier Program, then on a monthly basis, Plantronics shall provide GoerTek with a rolling 3-6 months non-binding forecast showing projected quantity requirements for Products. GoerTek shall not take action to purchase materials or to manufacture Products based on any forecasts. GoerTek agrees that there is no liability to Plantronics if GoerTek chooses to procure materials or to manufacture Products based on any forecasts delivered by Plantronics.

(b)
If Plantronics’ inventory requirements for a Product are available through Plantronics’ Web Supplier Program, GoerTek shall access Plantronics’ Web Supplier Program website to find Plantronics’ forecast for each Product for the rolling 3-6 months period.

11.8           Manufacturing Capacity.  GoerTek represents and warrants that it has the manufacturing capability to produce all of Plantronics’ requirements for the Products.  GoerTek will promptly notify Plantronics if GoerTek has any reason to believe that it may not be able to meet Plantronics’ production requirements.  GoerTek will reserve production capacity sufficient to manufacture Products at 100% quantity indicated by Plantronics’ forecast.

12.           TRADE TERMS, SHIPPING AND DELIVERY

12.1    Trade Term. GoerTek agrees to the trade term of:

(a)  ‘Free Carrier At’ to Plantronics’, as defined by Incoterms 2000, to Plantronics selected logistics provider in Qingdao for air shipment. GoerTek will ship Products by freight collect to the order of Plantronics to the destination specified in Plantronics' purchase order release.

(b)  ‘Delivered Ex Ship to named port of destination’, as defined by Incoterms 2000, to destination port named by Plantronics via ocean shipment.  GoerTek shall pay for freight charges and insurance charges under the term. Insurance coverage is 110% of the value of a shipment. Freight and insurance rate shall be prior agreed by Plantronics. Plantronics shall reimburse GoerTek for the amount of freight charges and insurance charges (‘DES logistics charges’) GoerTek paid.

If GoerTek ships any Product by a method other than that specified in Plantronics' purchase order release or written instruction, GoerTek will reimburse Plantronics for any increase in the cost of freight over the cost which would have been incurred had GoerTek complied with Plantronics' instructions.  Plantronics may make changes in the trade term, shipment method, packing or place of delivery.  If Plantronics requests a change that causes an increase or decrease in the cost of or time for delivery, GoerTek will notify Plantronics of the cost or time changes within 3 days from the date of Plantronics’ requested change.  GoerTek must provide supporting documentation for the cost or time change.

12.2
   Packaging and Shipping Documentation.  Plantronics will provide GoerTek with written routing instructions for the shipment of Products (the “Routing Instructions or Advance Shipping Notice”).  GoerTek must ensure that Product packing and packaging conforms to good commercial practice, Plantronics' specifications, government regulations and other applicable standards.  GoerTek must mark each container with necessary handling and shipping information.  GoerTek will be liable for material damaged as a result of improper or insufficient packing or packaging.

12.3   Packing Slip.  Except as otherwise stated by written instruction from Plantronics, each shipment must be accompanied by a packing slip placed inside a clear plastic envelope.  The packing slip and clear plastic envelope must be placed on box number “one” of the shipment. The packing slip must include the following information:

(a)           Plantronics’ part number;

(b)           description of product;

(c)           purchase order number;

(d)           shipment date;

(e)           shipment weight (net, gross);

(f)           shipment quantity;

(g)           number of boxes;

(h)           harmonized tariff schedule;

(i)           country of origin; and

(j)           any other information as requested on the relevant purchase order.

12.4    Delivery Dates.  GoerTek will deliver the Products in accordance with the scheduled delivery date in Plantronics' purchase order release.  If GoerTek is unable to meet the scheduled delivery date, GoerTek will notify Plantronics in writing at least 21 days before the scheduled delivery date.  If GoerTek cannot meet the scheduled delivery date without Plantronics’ fault, GoerTek will expedite shipment at its own cost to ensure timely delivery of the Products.  Plantronics may cancel any order for Products which is delayed by more than 30 days.  GoerTek cannot deliver Products more than 3 days in advance of the delivery date specified by Plantronics or over ship Product without first obtaining Plantronics' written consent.  Plantronics may return any incorrect shipment at GoerTek's expense, or hold the shipment for credit against future releases and delay processing the corresponding invoice until the scheduled delivery date. Plantronics may also recover of the costs of any air freight or other costs of expediting shipment if the failure to deliver is due to the fault of GoerTek and Plantronics establishes that the shipment was required to be expedited in order to meet Plantronics customer requirements.

12.5    Title and Risk of Loss. Title to Products and risk of loss pass to Plantronics when GoerTek delivers the Products to Plantronics according to Trade Term, Section 12.1.

12.6    Dock-to-Stock Program.  This program is only on selected Plantronics’ suppliers which have demonstrated high level of quality such that Plantronics allows products to be delivered to Plantronics stockroom without source inspection and incoming inspection. If requested by Plantronics, GoerTek will participate in Plantronics’ dock-to-stock certification program and will use its best efforts to meet the statistical process control practices and reporting requirements of this program.

13.           INVOICES AND PAYMENT

13.1     Invoices.

(a)  Commercial invoices on Products: GoerTek will issue Products invoices to Plantronics’ Accounts Payable department.  GoerTek will include on each invoice: Plantronics’ purchase order number, unit price and total amount, quantity, date, invoice and packing list number.  Invoice date shall be the date a vessel arrived to named destination port on DES term for ocean shipment, or the date Products delivered to Plantronics’ selected logistics provider on FCA term for air shipment.

(b)  Invoices on DES logistics charges:  GoerTek shall issue invoices on DES logistics charges to Plantronics designated personnel or department.  GoerTek will include on each invoice:  commercial invoice number, itemizes each charges and with supporting document of such charges issued by logistics provider and insurance agent.

13.2     Payment Term.  Plantronics will pay invoices (1) within 30 days after shipment on FCA term; (2) within 10 days after vessel arrived to destination port on DES term for standard Plantronics issue purchase orders or CVMI payment terms.  Plantronics will use commercially reasonable efforts to increase its credit limit in China. This may include providing information and attending meetings with GoerTek.

14.           WARRANTIES

14.1     Warranty.  GoerTek warrants that Products delivered under Agreement are:

(a)  new;

(b)  free and clear of all liens and encumbrances;

(c)	in accordance with all Specifications and requirements of the applicable Development and Manufacturing Program;

(d)	conforms with the applicable Purchase Order;

(e)  free from defects in design, if Products are designed by GoerTek;

(f)   free from defects in workmanship, materials and performance; and

(g)  is suited for the Products intended use.

14.2     Warranty Period.  The Product warranty is effective for 15 months from the shipment date (the “Warranty Period”).  The Product warranty survives any delivery, inspection, acceptance, or payment by Plantronics.

14.3     Remedies.

(a)	Return, Repair or Credit. If any Product is not in compliance with the Product warranty or with the requirements of this Agreement or any purchase order, Plantronics is entitled to:

(1)	return the Product for replacement or repair at GoerTek 's expense;

(2)	repair the Product and recover Plantronics' reasonable expenses of repair; or

(3)	return the Product to GoerTek and receive a credit for the purchase price.

(b)
Response Time and Freight Charges.  If Plantronics selects alternative (1), GoerTek must return the replaced or reworked Product within 30 days after receipt. GoerTek must pay freight to return to Plantronics any Product being replaced or reworked and reimburse Plantronics for transportation charges incurred by Plantronics in returning Products to GoerTek.

14.4     Notice of Defects.  If GoerTek becomes aware of any defect in the Product, GoerTek must immediately notify Plantronics, specifying the nature of the defect or nonconformity, and what, if any, corrective action GoerTek plans to take and the timing of such corrective action.

14.5     Epidemic Failure.  GoerTek warrants that the Product, exclusive of consumable materials, will meet a 1% or less failure rate, of a single failure mode.  If Plantronics finds that the Product does not conform to this quality requirement, it will notify GoerTek ..  GoerTek will then determine the cause of the non-conformance and work with Plantronics to develop a mutually agreed corrective action plan and will implement that plan to correct the defect. GoerTek will provide Plantronics with regular progress reports of the corrective action until the defect is corrected.  Plantronics may return all Products that GoerTek shipped in the past 12 months for rework and re-inspection.  GoerTek will perform all necessary rework or replacement of the defective Products at GoerTek’s sole expense, including all Product transportation costs to receive from, and deliver to Plantronics.

15.           TRANSFER OF MANUFACTURING

15.1     Notice of Potential Transfer of Manufacturing.  In the event this Agreement is terminated or GoerTek is not able to manufacture Products to meet Plantronics’ requirements, including, without limitation, quality, quantity, timing and specification requirements, and Plantronics desires to transfer the manufacturing of some or all of the Products to a third party manufacturer, Plantronics will provide GoerTek with notice of such intent to transfer.  Such notice shall identify the new manufacturer, state the anticipated volume of manufacturing to be continued by GoerTek and provide such other information as is reasonably required by GoerTek to commence the process of transfer of manufacturing.

15.2     Supplier Assistance in Transfer of Manufacturing.  After receipt of any notice from Plantronics as provided in Section 25.5 GoerTek will assist in transferring the production of the Products, in whole or in part, to the alternate source of manufacturing identified in the notice provided by Plantronics.  Such assistance shall include transfer and set up of the Tooling.

15.3     Plantronics To Bear Cost of Transfer of Manufacturing.  Plantronics shall reimburse to GoerTek the reasonable costs incurred by GoerTek to transfer manufacturing to the alternate source as mutually agreed between the parties.

16.
TERM.  This Agreement will take effect on the Effective Date and expire three  (3) years thereafter (the “Initial Term”), unless earlier terminated by the parties in accordance with Section 17.  At the end of the Initial Term, this Agreement will be automatically renewed for additional 1 year terms unless either party gives written notice of its intention not to renew at least 6 months prior to the scheduled expiration date. Notwithstanding any provision of this Agreement to the contrary (including any earlier termination under Article 17 hereof), Appendix D (Competitors and Restricted Products) shall survive for a period of one year after the expiration of the Initial Term or any renewal thereof.

17.           TERMINATION OF AGREEMENT

17.1    Termination Without Cause.  After the exclusive manufacturing rights set forth in Section 20.2 (a) hereof expire, Plantronics may terminate this Agreement or any or all outstanding purchase orders, or both, without cause at any time upon 120 days written notice to GoerTek.  GoerTek must stop all work in process and cancel all outstanding obligations relating to the affected purchase orders upon receipt of notice of termination from Plantronics.  Plantronics' sole obligation as a result of a termination under this Section 17.1 is to compensate GoerTek for the canceled purchase orders in accordance with Section 11.5 and 11.6.

17.2    Termination for Bankruptcy.  Plantronics may terminate this Agreement immediately upon notice to GoerTek if:

(a)           GoerTek fails to pay its debts generally as they become due;

(b)	GoerTek becomes the subject of a voluntary' or involuntary petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors.

17.3     Termination for Default.

(a)
Plantronics Terminate for Breach.  Plantronics may terminate this Agreement if GoerTek breaches a material provision of this Agreement and fails to cure within 30 days of receiving notice from Plantronics.

(b)           Breaches.  A breach of the Agreement includes, but is not limited to, the following events:

(1)
GoerTek's failure to make a delivery of Product in accordance with the requirements of this Agreement or any purchase order.  If GoerTek fails to deliver Products on the scheduled delivery date, Plantronics may, without prejudice to any other rights it may have, cancel the purchase order release without liability to GoerTek ;

(2)	GoerTek's failure to provide Plantronics, upon request, with reasonable assurances of future performance;

(3)	GoerTek's failure to replace or rework non-complying Products in a timely manner as required by Section 14; or

(4)	GoerTek’s actions that endanger performance of this Agreement in accordance with its terms.

17.4	Remedies on Default. If Plantronics terminates this Agreement in accordance with Section 17.3 (Termination for Default), Plantronics may, at its sole discretion:

(a)
Plantronics’ Right to Pursue Alternative Source.  Purchase an alternative product to replace the Product that GoerTek cannot deliver in accordance with this Agreement.  In that case, GoerTek will reimburse Plantronics for all additional costs incurred by Plantronics in purchasing the alternative products; or

(b)
Plantronics’ Right to Manufacture Product. Manufacture or subcontract a third party to manufacture the Products, in which case GoerTek will provide to Plantronics at GoerTek ’s sole expense all manufacturing rights to the Products, including transfer of all tooling and necessary documents reasonably required to enable Plantronics to manufacture the Products.

17.5     No Limitation on Remedies.  Plantronics is entitled to all remedies available to it under this Agreement and at law or in equity.

17.6     Return of Information.  Upon termination of this Agreement for any reason, GoerTek will promptly return to Plantronics all information and materials relating to Plantronics and the Product.

17.7     Continued Right to Purchase After Termination or Expiration.  Upon termination of this Agreement for any reason other than default by Plantronics, Plantronics may issue purchase orders within 30 days of the date of termination.  The purchase orders must provide for shipment of Products ordered within 6 months after the termination date of this Agreement.

17.8     Survival of Terms.  In addition to any provision of this Agreement which specifically provides for survival, Sections 6 (Tooling), 14 (Warranties), 18 (Intellectual Property)  21 (Indemnity and Insurance), 22 (Confidential Information and Ownership of Intellectual Property), 24 (Dispute Resolutions), and 25 (General Provisions) will survive a termination of this Agreement.  In addition, Sections 5 through 13 (governing manufacture and sale of the Products) will also survive termination of this Agreement with respect to the delivery of Products following termination.

18.	INTELLECTUAL PROPERTY

18.1
Title to Inventions.  GoerTek agrees that all copyrightable material, notes, records, drawings, designs, photographic imagery, inventions, improvements, developments, discoveries and trade secrets (collectively, the "Inventions") conceived, made or discovered by GoerTek, solely or in collaboration with Plantronics in connection with Products developed under this Agreement, are intended to be for the sole benefit of Plantronics and its affiliates and are "specifically ordered or commissioned work" and "work-made-for-hire" as those terms are defined by the United States Copyright Act. For purposes of clarification, “Inventions shall include any intellectual property that is transferred to GoerTek in connection with the Transfer Plan or that is owned by Plantronics but is transferred to GoerTek by any current or former Plantronics associates.

18.2
Assignment. To the extent that any portion of the Inventions do not so qualify, GoerTek agrees to and does hereby irrevocably assign and transfer to Plantronics all of GoerTek's right, title and interest (including all copyrights, trademarks, patents, trade secrets, moral rights and other proprietary rights, with respect to the United States, China and any other country) in and to such Inventions. At Plantronics' request and expense, GoerTek shall execute and deliver such instruments and take such other action as may be requested by Plantronics to perfect or protect Plantronics’ rights in the Inventions and to carry out the assignments contemplated in this Article.

18.3
Protection of Inventions.  GoerTek agrees to assist Plantronics, or its designee, at Plantronics’ expense, in every proper way to secure Plantronics’ rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Plantronics of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Plantronics shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Plantronics, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto.  GoerTek further agrees that GoerTek's obligation to execute or cause to be executed, when it is in GoerTek's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

18.4
License.  GoerTek agrees that if in the course of performing this Agreement, GoerTek incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by GoerTek or in which GoerTek has an interest, GoerTek hereby grants, assigns and conveys to Plantronics a non-transferable, perpetual, irrevocable, nonexclusive, world-wide, right and license, without obligation to account, to use such information for its and its affiliates' business purposes.  Any royalties in connection with the use of such intellectual property shall be reasonably negotiated between Plantronics and GoerTek in good faith.

18.5
Power of Attorney.  GoerTek agrees that if Plantronics is unable because of GoerTek's unavailability, dissolution, or for any other reason, to secure GoerTek's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Inventions assigned to Plantronics above, then GoerTek hereby irrevocably designates and appoints Plantronics and its duly authorized officers and agents as GoerTek's agent and attorney in fact, to act for and on GoerTek's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright registrations thereon with the same legal force and effect as if executed by GoerTek.

19.           SALE AND DESIGN OF SIMILAR  PRODUCTS

During the Term of this Agreement and for a period of 10 years after its termination, GoerTek will not, without the express written consent of Plantronics, manufacture or sell to any third party or for its own account, any  product using the same or substantially similar industrial design used in any  Product.

20.           MUTUAL DEVELOPMENT COMMITMENTS; EXCLUSIVITY

        20.1 GoerTek commitments to Plantronics.

(a)   Development Plan.  At such time as GoerTek and Plantronics agree that GoerTek shall develop future Plantronics Products, the Parties shall prepare and agree upon an engineering development plan (the “Development Plan”).   The Development Plan shall identify the Plantronics Engineering Team (as defined below) and other resources to be applied by GoerTek towards the development of the Products.   The Development Plan may identify product roadmaps, deliverables (“Deliverables”) to be delivered by GoerTek and any applicable milestone dates (“Milestones”) and other goals which the parties intend to achieve.  Each Party shall provide such information and assistance to the other Party as the other Party may reasonably request to accomplish the objectives of the Development Plan.    Qualified technical personnel from each Party will be available to the other Party during normal business hours and at such other times as may be appropriate to achieve the objectives of the Development Plan.

(b)  Executive Sponsors. Within seven (7) days after the date that GoerTek and Plantronics elect to develop future Plantronics Products,  GoerTek shall, in consultation with Plantronics, designate an engineering team dedicated solely to the development and support of such Products. The engineering team shall contain a program manager, an electrical engineer, and other engineers that may be necessary to accomplish the Development Plan. The team may also include commodity managers who will be responsible for coordinating manufacturing capacity and delivery issues.  Each Party will appoint one (1) person at a senior management level as the executive sponsor responsible for overall technical cooperation and implementation of the Development Plan with the other Party (each an "Executive Sponsor") and will provide the contact information for that Executive Sponsor to the other Party.  Each Party may at any time replace its Executive Sponsor (provided the replacement is a person with senior management level responsibility) by providing written notice of such replacement to the other Party. Unless agreed otherwise between the Executive Sponsors, they will meet at least monthly (whether in person or via video or telephonic conference) to discuss the Development Plan and to resolve any issues that may arise between the Parties. In addition, the Executive Sponsors shall meet on a quarterly basis to discuss at a high level the product roadmaps of both companies as well as other matters that may be relevant to their mutual interests.  The parties further agree that their respective program managers will be responsible for managing the development process on a day to day basis.

(c)  Priority. In the event of a conflict with regard to the allocation of GoerTek’s engineers,  manufacturing capacity and other resources between Plantronics and GoerTek’s other customers, GoerTek will assign priority with regard to the use of such resources to first support the  research, development and manufacture of Plantronics Products.

(d)  CVMI.  GoerTek will participate in the Plantronics CVMI inventory management system, and will provide Plantronics upon its request with information sufficient to review its bill of materials with regard to any of the Products.

(e)  Security.  GoerTek agrees that it shall keep all Plantronics  Products in an area that is secured from access by any unauthorized third parties and shall take all reasonably necessary steps to ensure that such persons will not have access to the Plantronics Products.   GoerTek agrees that it shall establish a separate business unit that is solely responsible for manufacturing Plantronics products under this Agreement and that members of that unit will not share (i) any Plantronics intellectual property with any other employees of GoerTek except on a strict need to know basis; and (ii) any Plantronics intellectual property with any GoerTek employee who is working on any project for any competitor of Plantronics including, without limitation, GN Netcom/Jabra, Aliph/Jawbone or Motorola.   GoerTek further agrees that it shall keep all Plantronics intellectual property secured and locked within its premises  and access to such intellectual property shall be limited only to those authorized employees who have a specific need to access such intellectual property.  GoerTek further agrees that it shall not expose any Plantronics Product designs developed either by Plantronics or by GoerTek on behalf of Plantronics pursuant to this Agreement to any third party, without Plantronics written approval.

(f)  Termination of Manufacturing. GoerTek hereby agrees to use its best efforts to terminate the manufacture and distribution of all  Bluetooth headsets that carry the GoerTek brand within six months after the Effective Date. GoerTek hereby agrees that all direct and indirect distribution of such headsets shall terminate on or before June 30, 2009.

(g)  Manufacturing and Distribution Restrictions.    GoerTek agrees that it shall not manufacture, market, distribute, sell or resell any headsets that use Bluetooth technology and that are integrated into or access  cell phones,  personal computers or any other device to any of the companies set forth on Appendix D hereof.   GoerTek further agrees that the foregoing shall prohibit the indirect distribution of such products to such entities  through any distributor, reseller, broker or similar entity.   GoerTek shall immediately terminate the manufacturing of any products for GN Netcom/Jabra, Aliph/Jawbone or Motorola.

 (h)  Best ODM Services. GoerTek shall use its best efforts to provide Plantronics with ODM services that are more advantageous to Plantronics than equivalent services that it provides to any other customer. This includes, among other things, the following: (i) first priority in terms of the allocation of manufacturing capacity and research and development funding for the Transferred Products; (ii) cost competitiveness; (iii) time to market; (iv) product quality; (v) industry standards; (vi) product support, if applicable; and (vii) the grant of a right of first refusal with respect to any Bluetooth or corded headset  product innovations.

    20.2  Plantronics Commitments to GoerTek:

(a)  Exclusive Manufacturing Rights. Plantronics shall grant GoerTek the exclusive right for a twelve (12) month period commencing upon the date of public announcement by Plantronics, to manufacture the Transferred Products. For purposes of clarification, such exclusivity shall extend to the life of any Product to which GoerTek acquired exclusive rights within such twelve (12) month period.  After the expiration of such exclusivity period, GoerTek shall become a primary supplier of Plantronics.

(b) Termination of Exclusive Manufacturing Rights. The grant of exclusive manufacturing rights may be terminated by Plantronics if GoerTek: (i) cannot meet Plantronics demand for manufactured products; (ii) fails to meet Plantronics quality requirements; (iii) fails to meet Plantronics product delivery deadlines; (iv) fails to develop and manufacture products with competitive, “state of the art” technology, or (v) materially breaches this Agreement, including any pricing provisions contained herein.  The parties may define Subsections (i), (ii), (iii) and (iv) by setting forth the relevant metrics in each Development and Manufacturing Program with respect to each Product. Plantronics may also define such metrics by providing GoerTeck with reasonable written notice.  Plantronics may not terminate GoerTek’s exclusive manufacturing rights unless it shall have given GoerTek notice of breach of the foregoing and a reasonable opportunity to cure which shall not exceed thirty (30) days.

(c) Plantronics Target. Plantronics hereby agrees that it will target at least eight (8) million Bluetooth  units of Products per year to be manufactured by GoerTek pursuant to this Agreement. GoerTek recognizes that Plantronics may not meet such target as a result of economic conditions, weakening demand or other factors beyond Plantronics control.  GoerTek agrees that this level is not a hard commitment to purchase such level of Products and, in the event that Plantronics does not place orders with GoerTek in such an amount, it will have not liability under this Agreement.

(d)  Restrictions on Suppliers. Plantronics hereby agrees that it will not use Foxlink/Foxconn as a supplier of Bluetooth headsets and corded headsets unless GoerTek is unable to satisfy the requirements of any RFP as described above or unless Foxlink/Foxconn has technology that is unavailable to GoerTek. In the event that Plantronics terminates GoerTek’s exclusive manufacturing rights as set forth in Subsection (b) above or if such rights terminate under Subsection (a) above, it shall have the right to terminate the limitation set forth in this Section.

    20.3. Non-Solicitation. With the exception of GoerTek’s right to hire employees under Article 23 hereof, both Parties hereby agrees that, during the Term and for a one year period after the expiration or termination of the Term, they will not hire or attempt to hire, on behalf any employee of the other; provided, however, that the hiring of an employee in response to a general solicitation shall not be deemed a breach of this section. In the event that a Party breaches this covenant, it shall pay as liquidated damages to the other Party the sum equal to the 12 months’ base compensation of the newly hired employee.

21.           INDEMNITY AND INSURANCE

21.1           Indemnity.  GoerTek agrees to indemnify and defend Plantronics from all claims, proceedings, liabilities and costs (including legal expenses) resulting from:

(a)
any claim that the Products or the use or resale of the Products infringes the intellectual property rights of any other person except to the extent that a claim arises from intellectual property furnished by Plantronics;

(b)           relating to claimed product liability;

(c)           any breach of warranty; and

(d)        any claims, liabilities, proceedings, costs, taxes and expenses relating to the transfer of the Production Equipment, the sale and transfer of the Transferred Products, the hiring of the Plantronics associates under Article 23 hereof, any violation of or non-compliance with Local Law by GoerTek and the manufacturing of the Products under this Agreement.

21.2           Notice.  Plantronics will notify GoerTek of any claim made against Plantronics and authorizes GoerTek to settle or defend any such claim, demand, proceeding or action and, upon GoerTek's request shall assist GoerTek in so doing.  Plantronics may participate in any such claim at its own expense with counsel of its choosing at any such proceeding.

21.3           Remedies.  If Plantronics is prevented from selling any  Product , as a result of any claim or proceeding, GoerTek must, at the option and direction of Plantronics:

(a)           procure for Plantronics the right to use or sell the Product; or

(b)           modify the Product so that it becomes non-infringing;

(c)	provide to Plantronics a non-infringing Product meeting the same functional specifications.

21.4           Remedies Unavailable.  If the remedies described in Section 21.3 are unavailable, Plantronics may return all Products purchased from GoerTek. GoerTek will reimburse to Plantronics within thirty (30) days from the date of receipt of the returned products, Plantronics’ purchase price for such products.

22.	CONFIDENTIAL INFORMATION AND OWNERSHIP OF INTELLECTUAL PROPERTY

22.1           Rights of the Parties in Pre-Existing Intellectual Property. Each party owns all rights in its pre-existing technologies and intellectual property developed by it or by third parties for its benefit.

22.2           Confidentiality Agreement.  The Parties have executed a Confidentiality Agreement attach to this Agreement as Appendix A.  The Confidentiality Agreement governs the treatment of the confidential information of the parties.

22.3           Protection of the Rights of Third Parties in Proprietary Information.  Both parties warrant that all information used or disclosed by each to the other in the course of performance under this Agreement is free of any rights or claim of rights of third parties. Neither party will improperly use or disclose any proprietary information or trade secrets of any other person or entity except as permitted by such third party.

22.4           Plantronics Sole Ownership of Industrial Design. Plantronics is the sole and exclusive owner of all intellectual property rights in the industrial design of the Products. Plantronics grants to GoerTek a limited non-exclusive license to use the intellectual property in the industrial design of the Products solely for the purpose of manufacture of the Products in accordance with this Agreement.  During the term of this Agreement and for a period of 10 years after termination of the Agreement, GoerTek will not use of any design element incorporated in the Products other than to manufacture the Products for Plantronics.  GoerTek must obtain Plantronics’ prior written approval for all other uses of any design element of the Product.

22.5           Injunctive Relief.  If a party suffers irreparable harm by reason of a breach by the other of this Section 22, then the affected party may seek injunctive or other relief in a court of competent jurisdiction, despite the arbitration requirement in Section 24.3.

22.6           No Disclosure of Agreement.  Neither party may disclose the existence or terms of this Agreement without the prior written consent of the other party.

22.7          Conflicts of Interest.  GoerTek certifies that GoerTek has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude GoerTek from complying with the provisions hereof.  GoerTek further certifies that during a specific program term under this Agreement, GoerTek will not allow GoerTek’s development team members that are currently engaged on a program for Plantronics to work on any of GoerTek’s programs for a competitor of Plantronics.   "Competitors" of Plantronics shall mean those businesses that are engaged in (or to GoerTek's knowledge, after due inquiry, preparing to engage in) the design, manufacture, marketing, sale or distribution of communication headsets, assemblies, subassemblies, components, and the repair or refurbishment of same, including, but not limited to, any of the companies listed in Appendix D attached hereto.

23.           EMPLOYMENT OF PLANTRONICS ASSOCIATES

GoerTek shall have the right to extend offers of employment to any  associate  at Plantronics  PCH or the China Design Center located within Plantronics PCH that it may reasonably need to fulfill the intent of this Agreement; provided, however, that Plantronics shall have the superseding   right to retain any associate that it deems necessary. If GoerTek desires to hire an associate and Plantronics does not exercise its right to retain such associate, Plantronics shall use commercially reasonable efforts to encourage and assist such associate to accept GoerTek’s employment offer.

24.           DISPUTE RESOLUTION

24.1           Negotiation.  The parties will attempt to resolve all disputes arising out of or in connection with this Agreement by negotiation in good faith.  The parties will elevate an unresolved dispute to their senior management resorting to the other dispute resolution procedures set out in Section 3.2 or this Section 24.

24.2           Mediation.  If the parties cannot resolve a dispute within a reasonable time, then either party can initiate non-binding mediation through the American Arbitration Association, San Francisco, California, under its Commercial Arbitration Rules.  The parties may also mutually agree on an alternative mediation resource.  The mediation will be held in Santa Cruz, California, or any other location mutually agreed in writing by the parties.  The parties will equally share the mediation costs, except that each party will be responsible for its own legal fees.

24.3           Arbitration.  If the parties cannot resolve the dispute by mediation within 30 days from the date of submission, or within a mutually acceptable period, then either party may refer the dispute to a single arbitrator through the American Arbitration Association, San Francisco, California, under to its Commercial Arbitration Rules. The parties may also mutually agree on an alternative arbitration resource and applicable rules for arbitration.  The arbitration will be held in Santa Cruz, California, any other location mutually agreed in writing by the parties.  The decision of the arbitrator is binding on the parties.  Either party may seek enforcement of the arbitrator's decision in any court of competent jurisdiction. The parties will be responsible for its own legal fees, but will equally share the costs incurred in arbitration, unless the arbitrator awards the costs or attorneys fees, or both, to the prevailing party as a part of the arbitration decision.

24.4           Performance Continues During Dispute Resolution.  The parties must perform their obligations under this Agreement while the dispute is being resolved.

24.5           Judicial Forum.  If Section 24.3 requiring arbitration is considered invalid and a court has valid jurisdiction over the parties, then the parties agree that the state and federal courts of Santa Clara County, California will have nonexclusive jurisdiction to determine all disputes and claims arising from, or in connection with, this Agreement.  GoerTek consents to the enforcement of a judgment rendered in the United States in any action between GoerTek and Plantronics.

24.6           Award of Attorneys Fees. If a dispute between the parties arises out of or relates to this Agreement, or the Confidentiality Agreement, the prevailing may recover its attorney's fees, expenses and costs incurred, in addition to any other remedy provided by the Confidentiality Agreement, this Agreement or by applicable law.

24.7           Language.  All mediation, arbitration and other related proceedings must be conducted in the English language.

25.              GENERAL PROVISIONS

25.1           Agreement Confidential.  The parties will keep the terms and conditions of this Agreement (except the existence of this Agreement) confidential and will not divulge any part of this Agreement to any third party except:

(a)           With the prior written consent of the other party; or

(b)	To any governmental body having jurisdiction to request and to read this Agreement; or

(c)           As otherwise may be required by law or legal process; or

(d)           To legal counsel representing either party; or

(e)           As required for review by the competent governmental authorities.

25.2           Governing Law.  This Agreement is governed by the laws of California, without regard to the conflicts of laws principles.  The parties consent to the personal jurisdiction of, and agree that any legal proceeding with respect to or arising under this Term Sheet will be brought in, federal courts sitting in Santa Clara County, State of California, United States of America.

25.3           Assignment.  This Agreement is binding on the parties and their successors and assigns.

25.4           Severability.  If a provision in this Agreement is held to be invalid or unenforceable, then the parties will exclude the invalid or unenforceable provision from this Agreement and the remaining provisions will remain in full effect between the parties.

25.5           Notices.  The parties will provide all notices in writing.  Each notice must be:

(a)	personally delivered or be sent by registered or certified mail, overnight courier, or telecopy confirmed by registered or certified mail; and

(b)	addressed to the other party at its address listed below (or any other address as may be specified by the other party in writing in accordance with this Section 25.5):

If to GoerTek :
GoerTek, Inc.
Attention:                              Long Jiang
Telephone: +86 (532)88997277
Facsimile:
Email:     ljiang@goertekusa.com
If to Plantronics:
PLANTRONICS, BV.
c/o PLANTRONICS, INC.
345 Encinal Street
Santa Cruz, CA 95060
USA
Attention: General Counsel
Telephone: (831)  458-7847
Facsimile:   (831) 426-2965
Email:                             general.counsel@plantronics.com

with copy to:
PLANTRONICS, INC.
345 Encinal Street
Santa Cruz, CA 95060
USA
Attention:                             General Counsel
Facsimile: (831) 426-2965
Email:                             general.counsel@plantronics.com

25.6           Relationship between Parties.  The parties are independent contractors.  Neither party should be considered to be an agent, employee, joint venture, partner, or fiduciary of the other party.  Neither party has the right to bind the other party, transact any business in the other party's name or on its behalf or incur any liability for or on behalf of the other party.

25.7           Waiver.  A party does not waive any of its rights under this Agreement unless the waiver is in writing and signed by the waiving party.

25.8           Counterparts.  This Agreement may be executed in 2 or more counterparts or duplicate originals, all of which is regarded as the same instrument.

25.9           Descriptive Headings.  The descriptive headings and sections of this Agreement are inserted for convenience only and should not control or affect the meaning or construction of any of the provisions.

25.10         Interpretation. This Agreement is the product of negotiations between the parties, and should be construed as if jointly prepared and drafted by them.  No provision of this Agreement should be construed for or against any party due to its actual role in the preparation or drafting under any doctrine.  Each Party has entered into this Agreement in reliance only upon its own judgment.  In the event that the parties to this Agreement shall disagree as to the interpretation, the English language shall prevail and shall control. The parties shall bear their respective costs with respect to the negotiation and execution of this Agreement.  If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable (either due to a conflict with Local Law (as defined below) or on any other basis, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

25.11        Precedence. The term and conditions of this Agreement replace in their entirety all pre-printed terms and conditions relating to the purchase of Products under this Agreement.  If there is a conflict between this Agreement and its Appendixes and Exhibits, and the terms of any document relating to the purchase of Products under this Agreement, the order of precedence is as follows: (a) the Appendixes and Exhibits to this Agreement; (b) the terms of this Agreement; (c) any written instructions on a purchase order; and (c) the preprinted terms and conditions of any purchase order.

25.12.       Local Law. GoerTek shall use its best efforts to obtain any consents, approvals, permits or other actions that may be required by any Chinese governmental agency or regulatory body under any Chinese law (collectively, the “Local Law”) to (i) negotiate and close the Manufacturing Agreement; (ii) transfer the Production Equipment to GoerTek; and (iii) hire any Plantronics engineers or other associates. Plantronics shall use best efforts to assist GoerTek in obtaining consent to such Local Law.

25.13.      Publicity. The parties may elect to publish a mutually acceptable joint press release relating to the transaction contemplated by this Agreement. No unilateral press release or other public announcement or disclosure may be made at any time by either party, unless both parties shall have agreed as to the timing, form and content of such release.

25.14       Entire Agreement.  This Agreement together with the Appendixes and Exhibits, which is incorporated by reference, embodies the final, complete and exclusive statement of the terms of the agreement relating to the license of the Licensed Patent by GoerTek to Plantronics. This Agreement supersedes any prior or contemporaneous representations or agreements on this subject matter.  No amendment or modification of this Agreement is valid or binding upon the parties unless they are in writing and signed by both parties.  As of the Effective Date, the Term Sheet shall be terminated in its entirety and shall have no further force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

GOERTEK, INC. By: /s/Long Jiang Long Jiang Vice Chairman Deputy General Manager	PLANTRONICS B.V. By: /s/ Richard R. Pickard Richard R. Pickard Managing Director By: /s/ Barbara Scherer Barbara Scherer Managing Director
 Plantronics Communications Technology (Suzhou) Co. Ltd
(For certain limited purposes as set forth herein)

By:          /s/ Richard R. Pickard
Richard R. Pickard
Managing Director

By:          /s/ Barbara Scherer
Barbara Scherer
Managing Director

CONFIDENTIAL

APPENDIX A

CONFIDENTIALITY AGREEMENT MUTUAL NON-DISCLOSURE AGREEMENT

                        A Mutual Non-Disclosure Agreement between Plantronics and GoerTek was entered and made effective as of Sept. 20, 2005.

CONFIDENTIAL

APPENDIX B

MANAGEMENT GROUP

PLANTRONICS:

Fei Tsai                               Senior Commodity Manager                                                                     831-458-7770

       Fei.tsai@plantronics.com

Roberto Garcia                  Senior Director Worldwide  Materials                                                  831-426-5858

      Roberto.garcia@plantronics.com

Larry Wuerz Senior Vice President of Operations 831-458-7903

Larry.wuerz@plantonics.com

GOERTEK :

Long Jiang                       Vice Chairman and Deputy General Manager                                       +86 (532) 88997277

         ljiang@goertekusa.com

Bryan Jiang                    Chairman and General Manager                                                              +86 (532) 88997277

        jiangb@goertek.com

CONFIDENTIAL

APPENDIX C

AFFILIATES OF GOERTEK, INC.

Weifang GoerTek Electronics Co., Ltd. (Weifang, China)

Shenzhen GoerTek Technology Co., Ltd. (Shenzhen, China)

Beijing GoerTek Electronics Co., Ltd. (Beijing, China)

GoerTek Electronics Inc. (Korea)

GoerTek Electronics Inc. (United States)

GoerTek Technology Co., Ltd. (Hong Kong)

Qing Dao GoerTek Technology Co., Ltd. (Shenzhen, China)

CONFIDENTIAL

APPENDIX D

*** Certain information in this Appendix has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                            EXHIBIT E

                                     TRANSFER PLAN

                        To be  included pursuant to the provisions of the Agreement.

EXHIBIT F

                            PRICING FOR TRANSFERRED PRODUCTS

                        The parties shall use their best efforts to negotiate the pricing for the

                             Transferred  Products within thirty days after the Effective Date.

                            EXHIBIT G

                            QUALITY REQUIREMENTS

Quality Strategy for NPD ODM Outsourcing Doc. Number: TBD Revision: proposed Rev 1 Release Date: not released yet Authorization:
1.1.1.1. Prepared By: 1.1.1.2. Plantronics Quality	1.1.1.3. Approved by: VP, Worldwide Quality
1.1.1.4. Update By: 1.1.1.5. 1.1.1.6.	1.1.1.7. Approved by:

1.2.

1.3.	REVISION HISTORY

SUMMARY OF CHANGE	UPDATE	Owner
New Document		Quality Assurance

1.0	PURPOSE

Establish a strategy for managing quality requirements for ODM NPD programs to establish clear roles and responsibilities, and ownership of requirements.

2.0	RESPONSIBILITY

PLT QUALITY AND ODM ARE RESPONSIBLE FOR THE IMPLEMENTATION OF THIS DOCUMENT.

3.0	DEFINITIONS

•	VTM = 产品验证测试矩阵 (Verification Test Matrix)
•	PRD = 产品需求书 (Product Requirements Document)
•	EB = 工程试产 (Engineer Build)
•	VB =验证性试产 (Verification Build)
•	AB = 采纳性试产 (Acceptance Build)
•	PAE = 产品保证工程师 (Product Assurance Engineer)
•	SQE = 供应商管理工程师 (Supplier Quality Engineer)
•	PRCS = 产品发货通行 (Product Release Customer Ship)
•	PLT = 缤特力通讯科技有限公司 (Plantronics, Inc.)
•	SQA = 软件保证工程师 (Software Quality Assurance Engineer)

4.0	QUALITY STRATEGY (English Version)

*** Certain information in this section has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.